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                                                               Exhibit 99.h(iii)

                   AMENDMENT TO MUTUAL FUND SERVICES AGREEMENT

     This Amendment to Mutual Fund Services Agreement (this "Amendment") is made and entered into as of 31 October 2003, by and between BAILLIE GIFFORD FUNDS a Massachusetts business trust (the "Fund"), and Unified Fund Services, Inc., a Delaware corporation ("Unified"), and amends that certain Mutual Fund Services Agreement by and between the Fund and Unified, dated 5 August 2000 (the "Agreement").

     WHEREAS, Unified and the Fund have entered the Agreement;

     WHEREAS, the Agreement contemplates that Unified shall perform such additional services as are mutually agreed upon and provided in an amendment to the Agreement or its schedules, in consideration of such fees as the parties may agree upon; and

     WHEREAS, the Fund desires that Unified perform certain additional services for the Fund related to anti-money laundering and fraud prevention; and

     WHEREAS, Unified is willing to perform the services enumerated in this Amendment on the terms and conditions set forth in the Agreement and this Amendment;

     NOW THEREFORE, in consideration of the covenants herein contained, the Fund and Unified hereby agree as follows:

1.   Section 5 of the Agreement is hereby amended by appending a new subsection
(v) thereto as follows:

          " (v) UNIFIED AML PROGRAM SERVICES. as described on Exhibit D to this Agreement. Unified formulates, maintains and uniformly administers policies and procedures (as amended from time to time, the "Unified AML Program") that are reasonably designed to ensure compliance with the USA Patriot Act of 2001, the Bank Secrecy Act of 1970, the Customer Identification Program rules jointly adopted by the SEC and U.S. Treasury Department, and other applicable regulations adopted thereunder (collectively, the "Applicable AML Laws"). Unified has provided the Fund with a copy of the Unified AML Program documents. and will provide the Fund with all amendments thereto. The Fund hereby delegates to Unified its obligation to identify and verify its customers and its obligations to perform those anti-money laundering and other procedures set forth in Exhibit D to this Agreement, in each case with regard to those shareholder accounts maintained by Unified pursuant to this Agreement. Unified accepts the foregoing delegation and agrees to perform the duties set forth on Exhibit D in accordance with the Unified AML Program. The Fund acknowledges and agrees that, notwithstanding such delegation, the Fund maintains full responsibility for ensuring its compliance with the Applicable AML Laws and, therefore, must monitor the operation and effectiveness of the Unified AML Program. Unified shall maintain such records and data with regard to the application of the Unified AML Program to such shareholder accounts as are required by Applicable AML Laws,"

2. The Exhibits to the Agreement are hereby amended by appending a new Exhibit D thereto as follows:

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                                   "Exhibit D
                                       to
                         Mutual Fund Services Agreement

             GENERAL DESCRIPTION OF THE UNIFIED AML PROGRAM SERVICES

     The following is a general description of the Unified AML Program services Unified shall provide to the Fund:

     I.   General Description

     A    CUSTOMER IDENTIFICATION. Verify customer identity upon opening new accounts, consistent with the Unified AML Program, and perform such other checks and verifications as are specified in Unified's Customer Identification Program (which is a component of the Unified AML Program).

     B. PURCHASE AND REDEMPTION TRANSACTIONS. Unified shall reject and return to sender any check, deposit, or delivery of cash or property and any redemption request that does not comply with the Unified AML Program, subject to the provisions of any additional agreement between the Fund and Unified regarding special liability checks and other remittances.

     C. MONITORING AND REPORTING. Monitoring shareholder transactions and identifying and reporting suspicious activities that are required to be so identified and reported, including suspicious activity reports or Form 8300 reports, and provide other reports of shareholder activity to the SEC, the Treasury Department, the Internal Revenue Service, and other appropriate authorities, in each case consistent with the Unified AML Program.

     D. FROZEN ACCOUNTS. Unified shall place holds on transactions in shareholder accounts or freeze assets in shareholder accounts as provided for in the Unified AML Program.

     E. MAINTENANCE OF RECORDS. Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Unified AML Program, and make the same available for inspection by (1) the Fund's compliance officer, (2) any auditor of the Fund, (3) regulatory or law enforcement authorities, and
     (4) those other persons specified in the Unified AML Program.

     F. OTHER SERVICES. Unified shall apply all other policies and procedures of the Unified AML Program to the Fund.

     G. MAINTENANCE OF THE UNIFIED AML PROGRAM. Unified shall maintain and modify the Unified AML Program from time to time to ensure that it remains reasonably designed to ensure compliance with the Applicable AML Laws. Upon request by the Fund, Unified shall make available its compliance personnel to the Fund and the Fund's counsel to discuss amendments to the Unified AML Program that the Fund or its counsel believes are necessary to keep such program in compliance with Applicable AML Laws. Changes to Unified's AML Program shall be implemented at Unified's sole discretion. Special procedures may be implemented for an additional fee to be agreed upon. The Fund may

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     cancel its participation in the Unified AML Program at any time, and no further fees to Unified in respect of such program shall accrue after the date of cancellation.

     H. ANNUAL CERTIFICATION. On an annual basis during the term of this Agreement, Unified will certify to the Fund's Board of Trustees that it has implemented the Unified AML Program and that it will continue to perform the specific requirements of the Unified AML Program in accordance with the terms of this Agreement.

3. Unified shall begin providing Unified AML Program services on or before October 1, 2003 notwithstanding the date of this Agreement. Upon commencement of such services, all prior agreements between the parties in respect of services pertaining to Applicable AML Laws shall terminate and cease to be of any further force or effect. This paragraph shall survive any termination of this Amendment.

4. The annual fee payable to Unified for application of the Unified AML Program procedures to the Fund shall be $3.00 per non-exempt (as stated in Section 326 of the USA Patriot Act) shareholder account. The fee shall become due and payable upon submission by Unified of the account information to the vendor Unified uses to verify customer information, and shall be billed to and paid by the Fund in accordance with the terms of the Agreement. The parties anticipate that the fee for calendar 2003 shall become due and payable in November 2003 for all non-exempt accounts, and annually hereafter. Furthermore, the parties agree that all new non-exempt shareholder accounts will be submitted to vendor and charged accordingly as and when new accounts are added.

5. This Amendment shall terminate on the 60th day following the next annual anniversary date of the effective date of the Agreement and shall thereafter cease to have any further force or effect. The parties contemplate that the substance of this Amendment shall be incorporated into a new mutual fund services agreement to be adopted at the next regularly scheduled board meeting immediately prior to or contemporaneous with the anniversary of the Agreement and should be executed shortly thereafter.

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IN WITNESS HEREOF, the undersigned have executed this Amendment as of the date and year first above written.

UNIFIED FUND SERVICES, INC.                BAILLIE GIFFORD FUNDS


By: /s/ David A. Bogevert                  By: /s/ R. Robin Menzies
   --------------------------------           ------------------------------
        Name:  David A. Bogevert                   Name:  R. Robin Menzies
        Title: Managing Director                   Title: Chairman

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